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                                                                   EXHIBIT 21.1

                              LIST OF SUBSIDIARIES
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

         NAME OF SUBSIDIARY              JURISDICTION OF INCORPORATION
         ---------------------------     -----------------------------
         1. DSP Group Europe SARL                   France
         2. DSP Group Ltd.                          Israel
         3. Nihon DSP K.K.                          Japan
         4. RF Integrated Systems, Inc.         Delaware, U.S.
         5. Voicecom Ltd.                           Israel
         6. VoicePump, Inc.                     Delaware, U.S.
         7. DSP Cores Inc.                      Delaware, U.S.
         8. DSP Technologies Inc.               Delaware, U.S.
         9. SmartCore Ltd.                          Israel
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